Exhibit 16
May 30, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for the Dietrich Industries, Inc. Hourly 401(k) Plan (the “Plan”) and, under the date of June 19, 2006, we reported on the statements of net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits of the Plan for the year ended December 31, 2005. By letter dated March 28, 2007, we were terminated as principal accountants for the Plan. We have read the Plan’s statements included under Item 4.01 of its Form 8-K dated May 30, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Plan’s statements that the Administrative Committee which administers the Plan, approved the appointment of Meaden & Moore, Ltd. for the Plan effective as of March 7, 2007 and that Meaden & Moore, Ltd. was not consulted with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, in respect of the Plan, or (ii) the type of audit opinion that might be rendered on the Plan’s financial statements; or (iii) any of the other matters or events described in Items 304(a)(2)(i) and 304(a)(2)(ii) of SEC Regulation S-K as they may relate to the Plan.
Very truly yours,
/s/ McCRORY & McDOWELL LLC
McCRORY & McDOWELL LLC
Pittsburgh, Pennsylvania